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                                                                     EXHIBIT 8.1


                  [Wachtell, Lipton, Rosen & Katz Letterhead]



                                March 19, 1997



Mercantile Bancorporation Inc.
Mercantile Tower
P. O. Box 524
St. Louis, Missouri  63166-0524

Ladies/Gentlemen:

     We have acted as special counsel to Mercantile Bancorporation, a Missouri corporation ("MBI"), in connection with the proposed merger (the "Merger") of Mark Twain Bancshares, Inc., a Missouri corporation ("Bancshares") with and into Ameribanc, Inc., a Missouri corporation ("Merger Sub") and a direct wholly-owned subsidiary of MBI, upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of October 27, 1996, as amended, by and among MBI, Merger Sub and Bancshares (the "Agreement"). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of MBI and the consent of Bancshares, upon the accuracy and completeness of (a) the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of MBI and Bancshares (copies of which are attached hereto and which are incorporated herein by reference), and (b) representations of certain holders of Bancshares Common Stock contained in the Support Agreements referred to in the Agreement, and have assumed that the statements and representations described in clauses (a) and (b) of this sentence will be complete and accurate as of the Effective
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Mercantile Bancorporation Inc.
March 19, 1997
Page 2


Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus (the "Proxy Statement") filed with the Securities Exchange Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Missouri.

     Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes:

          (1) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Bancshares, Merger Sub and MBI will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (2) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger;

          (3) no gain or loss will be recognized by the stockholders of Bancshares upon the conversion of their Bancshares Common Stock into MBI Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MBI Common Stock;

          (4) the aggregate tax basis of the shares of MBI Common Stock received in exchange for shares of Bancshares Common Stock pursuant to the Merger (including a fractional share of MBI Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Bancshares Common Stock;

          (5) the holding period for shares of MBI Common Stock issued in exchange for shares of Bancshares Common Stock pursuant to the Merger will include the holder's holding period for such shares of Bancshares Common
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Mercantile Bancorporation Inc.
March 19, 1997
Page 3


     Stock, provided such shares of Bancshares Common Stock were held as capital
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     assets by the holder at the Effective Time; and

          (6) a stockholder of Bancshares who receives cash in lieu of a fractional share of MBI Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined as provided in paragraph (4) above) and the amount of cash received.

          This opinion may not be applicable to Bancshares shareholders who received their Bancshares Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY INFORMATION -- Federal Income Tax Consequences in General", under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                         Very truly yours,

                         /s/ Wachtell, Lipton, Rosen & Katz